EX-99.d.1.i

AMENDMENT NO. 8 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS and DELAWARE MANAGEMENT COMPANY (the “Investment Manager”), a series of Macquarie Investment Management Business Trust, amended as of the 31st day of December, 2024, lists the funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Macquarie Emerging Market Fund (formerly, Delaware Emerging Markets Fund)	March 30, 2023	1.25% on first $500 million 1.20% on next $500 million 1.15% on next $1.5 billion 1.10% on next $5.5 billion 1.075% on assets in excess of $8.0 billion
DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP GLOBAL &
a series of Macquarie Investment Management Business Trust		INTERNATIONAL FUNDS

By:	/s/David F. Connor	By:	/s/Shawn K. Lytle
Name:	David F. Connor	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer